                 DELL SALES TOP $1 BILLION IN FOURTH QUARTER

          STRONG SALES OF NOTEBOOKS AND PENTIUM SYSTEMS FUEL GROWTH


AUSTIN, TEXAS, FEB. 21, 1995 -- Dell Computer Corporation (Nasdaq: DELL) today reported record sales of $1.03 billion for the fourth quarter ended January 29, 1995, resulting in record earnings of $1.36 per common share. Sales increased 17 percent sequentially from the third quarter, and were up 39 percent over the fourth quarter of the prior year.

     Earnings included a one-time benefit of $0.10 primary earnings per share from the inclusion of an extra month of international operations as the company unified its domestic and international fiscal year-end. Excluding that benefit, earnings still were a record $1.26 per common share.

     Worldwide fiscal 1995 sales totaled $3.5 billion, up 21 percent over fiscal 1994. The company earned $3.38 per common share, compared with a loss of $(1.06) per common share in fiscal 1994.


                                       (IN MILLIONS EXCEPT PER SHARE DATA)

                                    Q4 FY'95   Q4 FY'94     FY'95      FY'94
Net Sales                           $1,032.7   $  742.9   $3,475.3   $2,873.2
Operating Income (Loss)             $   78.7   $   27.2   $  249.3  ($   39.0)
Net Income (Loss)                   $   60.3   $   17.7   $  149.2  ($   35.8)
Earnings per Common Share (Loss)    $   1.36   $    .39   $   3.38  ($   1.06)
Weighted Average Shares Outstanding     42.9       39.9       41.5       37.3

     "We began last year with a renewed focus on our direct model and a strategy to pursue specific opportunities in notebook marketplace penetration, the transition to Pentium processors and geographic expansion," said Michael S. Dell, chairman and chief executive officer. "Our results clearly demonstrate the continued success of our business model. We delivered solid growth, improved profit margins and produced one of the best balance sheets in the industry.

     "My congratulations go out to all Dell employees worldwide whose spirit, dedication and focus continue to drive our success."




                                    -more-

2-2-2-2

     Strong demand for the company's Latitude family of notebook computers and its higher-end, Pentium processor-based systems keyed Dell's sales growth in the fourth quarter and the fiscal year. Sales of notebook computers represented 14 percent of worldwide sales during the fourth quarter, compared with 9 percent in the previous quarter. Fourth-quarter notebook sales surpassed sales for the previous three quarters combined.

     "Customer acceptance of our strong notebook product line has been outstanding around the globe and is helping drive our overall momentum," Mr. Dell said. "Our notebook products are hailed by customers and independent reviewers alike. Our commitment to research and development and our focus on quality both contributed to our dramatic success in portables."

     Since re-entering the notebook market in 1994, Dell has won more than 20 major product awards worldwide, including the "Analysts' Choice" award from PC Week and the "Editor's Choice" award from PC Magazine, both for price/performance; the "Best" award from PC/Computing for durability and reliability; and the "Chairman's Choice" award from Power 94 for technical innovation.

     Fourth-quarter sales based on the Pentium processor represented 44 percent of worldwide systems sales, compared with 32 percent in the third quarter.

     Dell has been an industry leader in the shift to Intel's fifth-generation processor, which provides users with the highest available performance and systems capabilities. "Our direct business model and the flexibility it provides enabled us to take the lead in the transition to Pentium processors," said Mr. Dell, who cited the company's low inventory position as a key factor in Dell's ability to rapidly build and deliver products incorporating new technologies.

     Additionally, the company's momentum in the notebook and Pentium-processor marketplaces helped pace its seventh consecutive quarter of growth in average revenue per unit, which over the past 12 months increased 11 percent. The company's direct, build-to-order model enables it to meet customer demand for more richly configured notebook, desktop and server computers customized with software and peripherals.

     Fourth-quarter sales in Europe increased 33 percent over the same period in fiscal 1994 reflecting strong acceptance of the company's direct strategy, improvements in cost structure and broadened product offerings.

     Other international sales increased 69 percent over the fourth quarter of fiscal 94, keyed by strong growth in Japan.

     "There is increasing opportunity in the years ahead in emerging markets, and we intend to continue to invest in infrastructure and management systems to support business growth in Europe and Asia," said Mort Topfer, vice chairman. During the fourth quarter, the company announced plans to build a manufacturing plant in Penang, Malaysia, and approximately doubled the size of its Limerick, Ireland, manufacturing plant.

     Gross profit margins rose to 21 percent of sales in the fourth quarter, compared with 20.5 percent of sales in the third quarter of fiscal 1995 and
18.6 percent of sales in the fourth quarter of fiscal 1994. The increase was driven by materials and manufacturing cost reductions and a stable pricing environment.





                                   - more -

3-3-3-3

     Operating expenses decreased to 13.4 percent of sales in the fourth quarter, compared with 13.8 percent of sales in the previous quarter and 15.0 percent of sales in the fourth quarter of fiscal 1994.

     Fourth-quarter selling, general and administrative expenses, at 11.7 percent of sales, were the lowest as a percentage of sales recorded by the company for two years. The decrease in fiscal 1995 more than offset the company's increased investment in research and development. The company increased research and development spending in fiscal 1995 to $65.4 million, up 34 percent over fiscal 1994.

     Dell generated $121 million in cash from operations during the fourth quarter, ending the year with $527 million in cash and investments. Over the past 12 months, the company has generated more than $243 million in cash from operations as it has raised profit margins and improved asset management.

     For the sixth consecutive quarter, Dell maintained inventories representing less than five weeks of sales, one of the lowest inventory positions in the industry as the company continued to use its direct model to efficiently manage assets.

     "This is further evidence of our execution in balancing growth with liquidity and profitability," Mr. Dell said. "We grew our market share in the fourth quarter and invested in our infrastructure while strengthening one of the strongest liquidity positions in the industry.

     "In the year ahead, we are focused on leveraging our momentum to increase the size of the direct channel and also to increase our penetration within that channel," Mr. Dell said.

     For the 12 months ended January 29, 1995, sales were $3.5 billion, up 21 percent from sales of $2.9 billion in fiscal 1994. Net income was $149.2 million, versus a loss of $(35.8) million in the prior fiscal year. Primary earnings per share were $3.38 versus a loss of $(1.06).

     Consolidated statements of operations and financial position follow.

     A Global 500(R) company, Dell Computer Corporation (Nasdaq: DELL) designs, develops, manufactures, markets, services and supports a complete line of personal computers compatible with industry standards. With annual revenues of nearly $3.5 billion, Dell is the world's leading direct marketer of personal computers and one of the top five personal computer vendors in the world. Information on the company and its products can be obtained through its toll-free number, 1-800-BUY-DELL (1-800-289-3355) or by accessing the Dell Worldwide Web server, at http://www.us/dell.com/.

                                    # # #

Dell is a registered trademark of Dell Computer Corporation.
Intel is a registered trademark of Intel Corporation, and Pentium is a trademark of Intel Corporation.
Dell disclaims any proprietary interest in the marks and names of others.

                          DELL COMPUTER CORPORATION
            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                (IN THOUSANDS)
                                 (UNAUDITED)

================================================================================

                                                 JANUARY 29,        JANUARY 30,
                                                    1995               1994
                                                 -----------        -----------
ASSETS:

Current assets:
  Cash                                            $   42,953         $    3,355
  Short-term Investments                             484,294            333,667
  Accounts receivable, net                           537,974            410,774
  Inventories, net                                   292,925            220,265
  Other current assets                               112,215             80,323
                                                  ----------         ----------
    Total current assets                           1,470,361          1,048,384
Property and equipment, net                          116,981             86,892
Other assets                                           6,658              5,204
                                                  ----------         ----------
                                                  $1,594,000         $1,140,480
                                                  ==========         ==========


LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
  Accounts payable                                $  447,071         $  282,708
  Accrued liabilities                                279,402            237,651
  Income taxes                                        24,937             17,628
                                                  ----------         ----------
    Total current liabilities                        751,410            537,987
Long-term debt                                       113,429            100,000
Other liabilities                                     77,425             31,385
Stockholders' equity                                 651,736            471,108
                                                  ----------         ----------
                                                  $1,594,000         $1,140,480
                                                  ==========         ==========

================================================================================

                          DELL COMPUTER CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

================================================================================

                                                                   Three Months Ended             Fiscal Year Ended
                                                                --------------------------    --------------------------
                                                                January 29,    January 30,    January 29,    January 30,
                                                                   1995           1994           1995           1994
                                                                -----------    -----------    -----------    -----------
Net sales                                                       $ 1,032,662     $ 742,948     $3,475,343     $2,873,165
Cost of sales                                                       815,500       604,598      2,737,290      2,440,349
                                                                -----------     ---------     ----------     ----------
  Gross profit                                                      217,162       138,350        738,053        432,816
Operating expenses:
  Selling, general and administrative                               121,050        98,538        423,429        422,906
  Research, development and engineering                              17,444        12,656         65,361         48,934
                                                                -----------     ---------     ----------     ----------
    Total operating expenses                                        138,494       111,194        488,790        471,840
                                                                -----------     ---------     ----------     ----------
    Operating income (loss)                                          78,668        27,156        249,263        (39,024)
Financing and other income (expense), net(1)                          7,354         1,884        (36,267)           258
                                                                -----------     ---------     ----------     ----------
    Income (loss) before income taxes                                86,022        29,040        212,996        (38,766)
Provision for income taxes (benefit)                                 25,731        11,332         63,819         (2,933)
                                                                -----------     ---------     ----------     ----------
    Net income (loss)                                                60,291        17,708        149,177        (35,833)
Preferred stock dividends                                             2,188         2,187          8,750          3,743
                                                                -----------     ---------     ----------     ----------
  Net income (loss) applicable to common stockholders           $    58,103     $  15,521     $  140,427     $  (39,576)
                                                                ===========     =========     ==========     ==========
Earnings (loss) per common share:
  Primary                                                       $      1.36     $    0.39     $     3.38     $    (1.06)
                                                                ===========     =========     ==========     ==========
  Fully diluted                                                 $      1.25     $    --       $     3.15     $     --
                                                                ===========     =========     ==========     ==========
Weighted average shares used to compute earnings per share:
  Primary                                                            42,862        39,870         41,542         37,333
                                                                ===========     =========     ==========     ==========
  Fully diluted                                                      48,079          --           47,322           --
                                                                ===========     =========     ==========     ==========



================================================================================

(1) The three months and twelve months ended January 29, 1995 includes $5,725 pretax income in the financing and other income line for the additional month of international operations as the company unified its domestic and international fiscal year ends.